EXHIBIT 2.1

EXECUTION VERSION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2020 (this “Amendment”), is made by and among American Freight Group, Inc., a Delaware corporation (the “Company”), Franchise Group Newco Intermediate AF, LLC, a Delaware limited liability company (“Parent”) and The Jordan Company, L.P., a Delaware limited partnership, solely in its capacity as representative for the Fully-Diluted Stockholders (the “Representative”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of December 28, 2019, by and among the Parties and Franchise Group Merger Sub AF, Inc., a Delaware corporation (as may be amended, restated or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Section 11.1 of the Merger Agreement, the Merger Agreement may be amended only in a writing signed by the Company, Parent and the Representative; and

WHEREAS, the Company, Parent and the Representative desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Definitions. Capitalized terms that are used herein but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement.

2.                  Amendments to Merger Agreement.

(a)               The definition of Closing Date Cash as set forth in Schedule IV attached to the Merger Agreement is hereby amended by deleting the reference to “$5,000,000” and replacing such reference with “$10,000,000”. The Parties agree that (i) notwithstanding anything in the Merger Agreement to the contrary, for purposes of the Estimated Closing Statement, the estimate of the Closing Date Cash set forth therein shall be fixed at $4,499,809.01 and such amount shall not be amended, modified or changed without the prior written consent of Parent; provided, that such amount may be subject to adjustment following the Closing pursuant to and in accordance with the provisions of Section 2.12 of the Merger Agreement, and (ii) for the avoidance of doubt, payments by any Party in respect of any adjustments to the Merger Consideration (including any adjustments to the Closing Date Cash) under Section 2.12 of the Merger Agreement shall only be made after such adjustments (including any disputes with respect thereto) are finally resolved following the Closing pursuant to and in accordance with the provisions of Section 2.12 of the Merger Agreement.

(b)               Section 2.2(c)(iii) of the Merger Agreement is hereby amended and restated in its entirety to read: “(iii) to the Representative, a copy of the final R&W Insurance Policy; and”.

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3.                  Full Force and Effect; Conflicts. Except as modified by this Amendment, all of the terms of the Merger Agreement shall remain in full force and effect; provided, that in the event of any conflict between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall control. References to the Merger Agreement in other documents and agreements (including, for the avoidance of doubt, the Merger Agreement) will be deemed to be references to the Merger Agreement, as amended by this Amendment, regardless of whether such documents and agreements refer to any amendments to the Merger Agreement.

4.                  Counterparts. This Amendment may be executed in multiple counterparts (including by .PDF, email or other electronic transmission), any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument and each of which shall be deemed an original.

5.                  Binding Effect. Each and every term and provision of this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.                  Miscellaneous Provisions. The provisions of Sections 11.1 through and including 11.14 and Section 11.18 of the Merger Agreement shall each apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

COMPANY:

AMERICAN FREIGHT GROUP, INC.

By:	/s/ M. Brad Wilford
Name:	M. Brad Wilford
Title:	Vice President and Assistant Secretary

Signature Page to Amendment to Agreement and Plan of Merger

PARENT:

FRANCHISE GROUP NEWCO INTERMEDIATE AF, LLC

By:	/s/ Eric Seeton
Name:	Eric Seeton
Title:	Chief Financial Officer

Signature Page to Amendment to Agreement and Plan of Merger

Representative:

THE JORDAN COMPANY, L.P.,
solely in its capacity as the Representative

By: The Jordan Company GP, LLC, its general partner

By:	/s/ M. Brad Wilford
Name:	M. Brad Wilford
Title:	Authorized Signatory

Signature Page to Amendment to Agreement and Plan of Merger